FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 17% INCREASE IN FIRST QUARTER SALES FROM ONGOING BRANDS

New York, New York, April 24, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended March 31, 2014, net sales of the Company’s ongoing brands (excluding Burberry brand sales) increased 17% to $121.7 million, as compared to $104.1 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated first quarter net sales from ongoing brands increased 16%. Consolidated 2014 first quarter net sales declined 43% as Burberry brand sales were included in the prior year period. Inter Parfums plans to issue results for the 2014 first quarter on or about May 7, 2014.

Ongoing Brand Sales:
	Three months ended March 31,
(in millions)	2014	2013	% Change

European-based product sales	$102.3	$85.4	19.8%
United States-based product sales	19.4	18.7	3.9%
	$121.7	$104.1	16.9%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, “New product launches were the primary catalyst for the strong start in 2014, with sales of ongoing brands increasing 19.8%. That includes signature scents for both men and women for the Karl Lagerfeld brand, which yielded more than $13 million in incremental sales. Montblanc sales rose 37% as a result of steady gains from Legend fragrances along with the recent launch of Emblem, the second men’s scent created for the brand. Boucheron and Van Cleef & Arpels performed well during the quarter due, in part, to increasing momentum from the 2013 introductions of Place Vendôme and Rêve, respectively. Balmain fragrances got off to a good start for the year following higher than expected initial in-store sales for the Extatic line launched in January. In last year’s first quarter, Jimmy Choo brand sales rose 50% driven by the launch of Flash, which helps to explain why Jimmy Choo sales declined 25% in the current first quarter when no new products were introduced. However, based on higher than expected backorders for Jimmy Choo Man to be launched in the fall, more robust sales are anticipated for the second half. Lanvin also had a challenging comparison to the prior year period, which benefited from the launch of Lanvin Me and the exceptional performance of Eclat d’Arpège, resulting in a reduction in sales of 16% in the first quarter of 2014. With the introduction of Lanvin Me L’Eau later in the year, Lanvin brand sales are expected to pick up.”

Mr. Madar further noted, “We have significantly expanded the brand portfolio of our U.S.-based operations over the past 18 months and will be aggressively building on this platform throughout 2014 with new products. Most recently, in March we launched Fatale and Fatale Pink for Agent Provocateur and the initial response has been very favorable. Later in the year, we plan to debut our inaugural fragrances for Shanghai Tang, Alfred Dunhill and Oscar de la Renta. In the first quarter of 2014, the growth for our U.S.-based operations was largely attributable to incremental sales of Alfred Dunhill legacy scents, which began in April of 2013.”

2014 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “With respect to our 2014 outlook, we are maintaining our guidance for net sales of approximately $495 million, which represents nearly 15% growth of our ongoing brands. Our expectations for net income attributable to Inter Parfums, Inc. remain in the range of $0.93 to $0.98 per diluted share. As in the past, we will update our guidance as appropriate as the year progresses and our visibility improves.” Guidance assumes the dollar remains at current levels.

Inter Parfums, Inc. News Release	Page 2
April 24, 2014

In the 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com